Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mid-America Apartment Communities, Inc.:

We consent to the use of our report dated March 8, 2005, relating to the consolidated balance sheet of Mid-America Apartment Communities, Inc. and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2004, and the related financial statement schedule information for 2004 and 2003, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Memphis, Tennessee
May 2, 2006